                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                SCHEDULE 13G/A

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 3)*

                               MEDIMMUNE, INC.
       ---------------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
       ---------------------------------------------------------------
                        (Title of Class of Securities)

                                  584699102
                          --------------------------
                                (CUSIP Number)


    ----------------------------------------------------------------------
             (Date of Event Which Requires Filing This Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed " for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 6 pages

CUSIP No.   584699102
---------------------------------------------------------------------------------------
           1.    Names of Reporting Persons.

                 I.R.S. Identification Nos. of above persons (entities only).

                 BB BIOTECH AG

---------------------------------------------------------------------------------------

           2.    Check the Appropriate Box if a Member of a Group (See
                 Instructions)
                 (a)       [X]

                 (b)       []

---------------------------------------------------------------------------------------

           3.    SEC Use Only

---------------------------------------------------------------------------------------

           4.    Citizenship or Place of Organization

                          SWITZERLAND
---------------------------------------------------------------------------------------

Number of               5.   Sole Voting Power
Shares Beneficially                         -0-
Owned by Each
Reporting               ---------------------------------------------------------------
Person With:
                        6.   Shared Voting Power

                                            13,125,875

                        ---------------------------------------------------------------

                        7.   Sole Dispositive Power

                                            -0-

                        ---------------------------------------------------------------

                        8.   Shared Dispositive Power

                                            13,125,875

---------------------------------------------------------------------------------------

           9.    Aggregate Amount Beneficially Owned by Each Reporting Person

                              13,125,875

          10.    Check if the Aggregate Amount in Row (11) Excludes Certain shares

          11.    Percent of Class Represented by amount in Row (11)
                               5.3%

---------------------------------------------------------------------------------------
          12.    Type of Reporting Person (See Instructions)            HC, CO

---------------------------------------------------------------------------------------

                                Page 2 of 6 pages

CUSIP No.   584699102
---------------------------------------------------------------------------------------
           1.    Names of Reporting Persons.

                 I.R.S. Identification Nos. of above persons (entities only).

                 BIOTECH FOCUS N.V.

---------------------------------------------------------------------------------------

           2.    Check the Appropriate Box if a Member of a Group (See
                 Instructions)
                 (a)       [X]

                 (b)       []

---------------------------------------------------------------------------------------

           3.    SEC Use Only

---------------------------------------------------------------------------------------

           4.    Citizenship or Place of Organization

                          Netherlands Antilles
---------------------------------------------------------------------------------------

Number of               5.   Sole Voting Power
Shares Beneficially                         -0-
Owned by Each
Reporting               ---------------------------------------------------------------
Person With:
                        6.   Shared Voting Power

                                            13,125,875

                        ---------------------------------------------------------------

                        7.   Sole Dispositive Power

                                            -0-

                        ---------------------------------------------------------------

                        8.   Shared Dispositive Power

                                            13,125,875

---------------------------------------------------------------------------------------

           9.    Aggregate Amount Beneficially Owned by Each Reporting Person

                              13,125,875

          10.    Check if the Aggregate Amount in Row (11) Excludes Certain shares

          11.    Percent of Class Represented by amount in Row (11)
                               5.3%

---------------------------------------------------------------------------------------
          12.    Type of Reporting Person (See Instructions)            CO

---------------------------------------------------------------------------------------

                                Page 3 of 6 pages

CUSIP No.  584699102
-------------------------------------------------------------------------------

ITEM 2.

     (a)   Name of Person Filing
                 BB Biotech AG ("BB Biotech")
                 Biotech Focus N.V. ("Biotech Focus")

     (b)   Address of Principal Business Office or, if none, Residence

                 BB Biotech           Biotech Focus
                 Vordergasse 3        De Ruyterkade 62, Willemstad
                 8200 Schaffhausen    Curacao
                 CH/Switzerland       Netherlands Antilles

     (c)   Citizenship

                 See Item No. 4 of cover pages.

     (d)   Title of Class of Securities
                 Common Stock, Par Value $.01 Per Share

     (e)   CUSIP Number
                 584699102

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned:
                  13,125,875

     (b)   Percent of class:
                  5.3%

     (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                               -0-

                  (ii)  Shared power to vote or to direct the vote
                              13,125,875
                  (iii) Sole power to dispose or to direct the disposition of
                               -0-

                  (iv)  Shared power to dispose or to direct the disposition of
                              13,125,875

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     This statement is filed jointly by BB Biotech and Biotech Focus. Biotech Focus is a wholly-owned subsidiary of BB Biotech.


                              Page 4 of 6 pages

CUSIP No.  584699102
-------------------------------------------------------------------------------




Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                  SIGNATURES

     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     BB BIOTECH AG


Date:    February 14, 2002                      By:  /s/ CATHY BRUGGER
                                                     --------------------------
                                                     Name:  Cathy Brugger
                                                     Title: Signatory Authority




Date:    February 14, 2002                      By:  /s/ RUBINO DI GIROLAMO
                                                     --------------------------
                                                     Name:  Rubino Di Girolamo
                                                     Title: Signatory Authority


                                                     BIOTECH FOCUS N.V.


Date:    February 14, 2002                      By:  /s/ JAN BOOTSMA
                                                     --------------------------
                                                     Name:  Jan Bootsma
                                                     Title: Signatory Authority



Date:    February 14, 2002                      By:  /s/ RUBINO DI GIROLAMO
                                                     --------------------------
                                                     Name:  Rubino Di Girolamo
                                                     Title: Signatory Authority




                              Page 5 of 6 pages

CUSIP No.  584699102
-------------------------------------------------------------------------------


                                  EXHIBIT INDEX
                                  -------------

Exhibit 1: Agreement by and between BB Biotech and Biotech Focus with respect to the filing of this disclosure statement.*













---------------------
* Previously filed.

                              Page 6 of 6 pages